CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-267900 on Form S-6 of our report dated November 8, 2022, relating to the financial statement of FT 10442, comprising Cboe Vest Large Cap Deep Buffered 20 Portfolio, Series 20, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 8, 2022